Exhibit 99.1

2929 Seventh Street, Suite 10 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone (650) 888-0902
Email: sannes@dvax.com
DYNAVAX REPORTS NEW TOLAMBA DATA AT ACAAI MEETING
New analysis confirms TOLAMBA benefits entire ragweed allergy patient population;
confirms mechanism of action
BERKELEY, Calif. — November 12, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported additional data from a Phase 2b study showing TOLAMBA™, the company’s novel ragweed investigational therapy, benefited treated patients, regardless of the severity of their disease. In a presentation at the annual meeting of the American College of Allergy, Asthma and Immunology (ACAAI) in Philadelphia, Dynavax explained that the data extends the company’s understanding of the clinical benefit of the drug candidate as well its mechanism of action.
According to Dr. Dino Dina, president and chief executive officer, “The ACAAI data underscore our confidence that TOLAMBA represents a completely new therapy for sufferers of ragweed allergy. Specifically, TOLAMBA has the potential to be the first disease-modifying therapy that can be safely and effectively used by all ragweed allergy sufferers independent of the severity of their disease. In terms of convenience, duration of effect and overall clinical benefit, based on clinical evidence to date this therapy represents an important advance over commercially available treatments that provide symptomatic relief only.“
At ACAAI, Dr. Eduardo Martins, Dynavax vice president, clinical development, presented data on antibody production and a responder analysis. The antibody data show that TOLAMBA has the following effect on treated patients:
•	Induces a 2 – 3 fold increase in IgG anti-Amb a 1- (Th1-induced antibodies)

•	Does not induce an increase in IgE anti-Amb a 1 (Th2-induced antibodies)

•	Tends to blunt the seasonal increase seen in IgE anti-Amb a 1, as calculated by change in baseline in 2004.
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Dynavax also presented a responder analysis pointing to an increase in the efficacy of TOLAMBA in the second season across the treated group, regardless of the degree of symptom severity. In particular, the data showed that those who had severe ragweed symptoms saw a year-over-year increase in clinical effect as measured by nasal symptoms.
Dynavax previously reported positive safety and efficacy data from this Phase 2b clinical trial of TOLAMBA at the Annual Meeting of the American Academy of Allergy, Asthma and Immunology (AAAAI) in March 2006, in Miami, Florida. The data demonstrated that following a single therapeutic regimen, TOLAMBA produced a statistically significant reduction in the change from baseline of total nasal symptom scores (TNSS) of 21% vs. placebo (p=0.038) in the first year that increased to 28.5% (p=0.02) in the second year. In addition, TOLAMBA-treated patients used 38% less Allegra (p=0.04) and 58% less Sudafed (p=0.03) vs. placebo patients.
About TOLAMBA
TOLAMBA consists of Dynavax’s proprietary immunostimulatory sequences (ISS) linked to the purified major allergen of ragweed, called Amb a 1. TOLAMBA is designed to target the underlying cause of seasonal allergic rhinitis caused by ragweed. The linking of ISS to Amb a 1 ensures that both ISS and ragweed allergen are presented simultaneously to the same immune cells, producing a highly specific and potent inhibitory effect and suppressing the Th2 cells responsible for inflammation associated with ragweed allergy.
Dynavax is evaluating TOLAMBA in a 30-center, placebo-controlled study in 738 ragweed allergic subjects, aged 18 to 55 years. The study known as “DARTT” (Dynavax Allergic Rhinitis TOLAMBA Trial) randomized subjects into three arms: the same dosing regimen that was used in the completed Phase 2b trial; a higher total dose regimen; and placebo. Subjects received six doses over six weeks prior to the start of the 2006 ragweed season. Ragweed symptoms were followed over the 2006 ragweed season and will also be followed through the 2007 season. The primary endpoint is reduction in total nasal symptom scores (TNSS) during the second (2007) peak ragweed season.
TOLAMBA represents the foundation of a comprehensive allergy franchise for Dynavax and has the potential to be a novel entrant in the multibillion-dollar global allergy market. In the U.S. alone, approximately 40 million people suffer from allergic rhinitis. Ragweed is the single most common seasonal allergen, affecting up to 75% of those with allergic rhinitis, or 30 million Americans. Current therapeutic options are mainly limited to symptomatic therapies and conventional allergy immunotherapy, which generally requires 60-90 shots over three to five years and represents a significant treatment burden for allergy sufferers. Dynavax believes that TOLAMBA has the potential to become the first of several new and important disease-modifying therapeutic options for allergy patients and physicians.
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About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes:
TOLAMBA(TM), a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV(TM), a hepatitis B vaccine in Phase 3; and a therapy for non-Hodgkin’s lymphoma in Phase 2. Our pre-clinical asthma and COPD programs are partnered with AstraZeneca. Funding for our other preclinical programs in cancer, hepatitis B and hepatitis C therapies, and for an influenza vaccine has been provided by Symphony Dynamo, Inc. and the NIH, and these programs represent future partnering opportunities. For more information, please visit www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the potential safety and efficacy of TOLAMBA, whether or not the published clinical results to date will continue through completion of the current study, whether successful results may be shown in Phase 3 clinical studies, whether TOLAMBA may show similar or supportive results in the DARTT study and the potential for TOLAMBA to achieve clinical and commercial success. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development, achieving the objectives of our collaborative and licensing agreements and obtaining regulatory approval for our products; the scope and validity of patent protection for our products; competition from other companies; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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